EXHIBIT 99

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended September 30, 2005
(millions of dollars, except per share amounts)
Operating revenues	$9,848
Costs and expenses:
Cost of energy sold and delivery fees	3,775
Operating costs	1,409
Depreciation and amortization	762
Selling, general and administrative expenses	858
Franchise and revenue-based taxes	360
Other income	(178)
Other deductions	730
Interest income	(43)
Interest expense and related charges	765

Total costs and expenses	8,438

Income from continuing operations before income taxes and cumulative effect of changes in accounting principles	1,410
Income tax expense	392

Income from continuing operations before cumulative effect of changes in accounting principles	1,018
Income from discontinued operations, net of tax effect	(282)
Cumulative effect of changes in accounting principles, net of tax effect	10

Net income	746
Preference stock dividends	15

Net income available for common stock	$731

Average shares of common stock outstanding (millions):
Basic	246
Diluted	251
Per share of common stock - Basic:
Income from continuing operations before cumulative effect of changes in accounting principles	$4.14
Preference stock dividends	(0.06)

Net income from continuing operations available for common stock	4.08
Income from discontinued operations, net of tax effect	(1.15)
Cumulative effect of changes in accounting principles, net of tax effect	0.04

Net income available for common stock	$2.97

TXU CORP. AND SUBSIDIARIES

CONDENSED STATEMENT OF CONSOLIDATED INCOME

(Unaudited)

Twelve Months Ended September 30, 2005
(millions of dollars, except per share amounts)
Per share of common stock - Diluted:
Income from continuing operations before cumulative effect of changes in accounting principles	$2.07
Preference stock dividends	(0.06)

Net income from continuing operations available for common stock	2.01
Income from discontinued operations, net of tax effect	(1.12)
Cumulative effect of changes in accounting principles, net of tax effect	0.04
Net income available for common stock	0.93

Dividends declared	$2.25